Filed Pursuant to Rule 424(b)(2) Registration No. 333-185049

Pricing Supplement dated September 18, 2013 to the

Prospectus dated August 1, 2013

Prospectus Supplement and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated August 8, 2013

The Bank of Nova Scotia

$128,000,000

Equity Linked Index Notes, Series A

Linked to the Raymond James Analyst Current Favorites Total Return Index

Due September 21, 2016

The Equity Linked Index Notes, Series A Linked to the Raymond James Analyst Current Favorites Total Return Index Due September 21, 2016 (the “Notes”) offered hereunder are unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the Reference Asset (defined below) and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The notes will not bear interest. The amount that you will be paid on your Notes at maturity is based on the performance of the Raymond James Analyst Current Favorites Total Return Index (which we refer to as the Reference Asset or Index) as measured from the Trade Date to and including the Valuation Date. If the Percentage Change (defined below) of the Reference Asset is less than 4.00% you may lose all or a portion of your investment in the Notes. Any payment on your Notes is subject to the creditworthiness of The Bank of Nova Scotia.

The Reference Asset is an index of shares of securities listed on exchanges in the United States, potentially including common stocks, American Depositary Shares, master limited partnerships, real estate investment trusts, or business development companies (each, a “Reference Share”). The weighting of the Reference Shares in the Reference Asset is subject to liquidity adjustments as further described in “Information Regarding the Reference Asset” herein. The Reference Shares which comprise the Reference Asset are selected by the Equity Research Department at Raymond James & Associates, Inc. (“Raymond James”). We have no involvement in the creation, calculation or maintenance of the Index.

Your payment at maturity will depend on the performance of the Reference Asset, which includes dividends paid on the Reference Shares by the applicable Reference Share issuers. The Payment at Maturity will be equal to the Principal Amount plus the product of Principal Amount and the Index Return. The Index Return will equal (i) the Adjusted Final Level minus the Initial Level divided by (ii) the Initial Level.

We describe in more detail herein how the Payment at Maturity will be determined.

Following the determination of the Initial Level, the amount you will be paid on your Notes at maturity will not be affected by the Closing Level of the Reference Asset on any day other than the Valuation Date. You could lose a substantial portion of your investment in the Notes. A Percentage Change of less than 4.00% between the Initial Level and the Final Level will reduce the payment you will receive at maturity below the principal amount of your Notes. In addition, the Notes will not bear interest, and no other payments on your Notes will be made prior to maturity.

The difference between the estimated value of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, if you were to sell your Notes in the secondary market, if any, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date and you may lose all or a substantial portion of your initial investment. As the price of the Notes is above par, the market value of your Notes may suffer even a greater decline if sold in the secondary market. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and the hedging transactions it enters into with its affiliates. The Bank’s affiliates will also realize a profit that will be based on the (i) cost of creating and maintaining the hedging transactions minus (ii) the payments received on the hedging transactions.

The Notes are derivative products based on the performance of the Reference Asset. The return on your Notes will relate to the level of the Reference Asset on the Valuation Date. The Reference Asset is a total return index, which takes into account dividends, less certain fees. The Notes do not constitute a direct investment in the Reference Shares. By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such Reference Share and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers of Reference Shares including, without limitation, any voting rights or rights to receive dividends or other distributions (except that dividend distributions will be reflected in the level of the Reference Asset).

Neither the United States Securities and Exchange Commission (“SEC”), NOR ANY state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. THE NOTES ARE NOT INSURED by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of its affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-30 of the accompanying product prospectus supplement.

	Per Note	Total
Price to public[1]	103.00%	$131,840,000.00
Underwriting commissions[2]	2.50%	$ 3,200,000.00
Proceeds to The Bank of Nova Scotia[3]	100.50%	$128,640,000.00

Investment in the Notes involves certain risks.  You should refer to “Additional Risks” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company on or about September 23, 2013 against payment in immediately available funds.

Scotia Capital (USA) Inc.

[1]	The estimated value of the Notes as determined by the Bank is approximately $1,000.00 (100%) per $1,000 principal amount note. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information.
[2]	Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution of the Notes may pay varying discounts and underwriting commissions of up to $25.00 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
[3]	Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the "Bank”)
CUSIP/ISIN:	CUSIP 064159BL9 / ISIN US064159BL90
Type of Notes:	Equity Linked Index Notes, Series A
Reference Asset:	The Raymond James Analyst Current Favorites Total Return Index (Bloomberg Ticker: RJACFTR)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Original Issue Price:	103.00% of the Principal Amount of each Note
Currency:	U.S. Dollars
Trade Date:	September 18, 2013
Original Issue Date:	September 23, 2013
Maturity Date:	September 21, 2016, subject to adjustment as described in more detail in the accompanying product prospectus supplement.
Valuation Date:	September 16, 2016 (approximately 36 months after the Trade Date unless postponed due to a market disruption event). See “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 in the accompanying product prospectus supplement.
Index Adjustment Amount:	An amount equal to $1.25 per Note, paid to the Issuer quarterly beginning on the rebalancing date of the Reference Asset which occurs two months following the first yearly anniversary of the Original Issue Date. Index Adjustment Amounts will accrue as of such dates and any valuations of the Notes shall reflect Index Adjustment Amounts which have accrued prior to such valuation. The aggregate amount of Index Adjustment Amounts that may be paid over the tenor of the Notes is equal to $10.00 per Note.
Index Return:	As of any date of determination, the result of (i) the Adjusted Closing Level on such date minus the Initial Level divided by (ii) the Initial Level, expressed as a positive or negative percentage.
Final Index Return:	The result of (i) the Adjusted Final Level minus the Initial Level divided by (ii) the Initial Level, expressed as a positive or negative percentage.
Principal at Risk:	You may lose a substantial portion of your initial investment at maturity if there is a percentage change from the Initial Level to the Final Level of less than 4.00%.
Breakeven Level:	104.00% which is expressed as a percentage and calculated using the following formula: the excess of (i) the quotient of: (a) the sum of (i) the Original Issue Price and (ii) the aggregate Index Adjustment Amounts, divided by (b) the Principal Amount per Note over (ii) 100.00%.
Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates may pay varying discounts and underwriting commissions of up to $25.00 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection

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with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.
Payment at Maturity:	On the Stated Maturity Date, you will receive an amount in cash per Note equal to:
Principal Amount + (Principal Amount x Final Index Return)
The Final Index Return (without reduction for any Index Adjustment Amounts) must exceed 4.00% in order for you to receive a Payment Amount per $1,000 in Principal Amount of the Notes that exceeds the Original Issue Price of the Notes set forth above. In addition, the Payment Amount could be substantially less than the Principal Amount of the Notes.
You could lose all or a substantial portion of your investment in your Notes if the percentage change of the index level is less than 4.00%.
Initial Level:	2,736.250
Closing Level:	The Closing Level of the Reference Asset will be determined based upon the closing level published on the Bloomberg page “RJACFTR<Index>” or any successor page on Bloomberg or any successor service, as applicable, on any date of determination. In certain special circumstances, the Closing Level will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.
Adjusted Closing Level:	As of any date of determination the excess of (i) the Closing Level on such date minus (ii) the aggregate Index Adjustment Amounts accrued as of such date.
Final Level:	The Closing Level of the Reference Asset on the Valuation Date.
Adjusted Final Level:	The excess of (i) the Final Level of the Reference Asset minus (ii) the aggregate Index Adjustment Amount.
Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Final Level – Initial Level

Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Form of Notes:	Book-entry
Early Redemption Fee:

For any secondary market transaction executed by Scotia Capital (USA) Inc. occurring during the following periods, an amount per Note equal to:

From Original Issue Date to and including September 23, 2014, 0.75%;

From and excluding September 23, 2014 to and including September 23, 2015, 0.50%;

From and excluding September 23, 2015 to and including the Maturity Date, 0.25%.

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Any Early Redemption Fee payable on any secondary market transaction will be calculated based on the Principal Amount being redeemed.
Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.
Tax Redemption:	The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” below.
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	New York and Toronto
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-14 in the accompanying product prospectus supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated August 1, 2013, as supplemented by the prospectus supplement dated August 8, 2013 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated August 8, 2013, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes may vary from the terms described in the accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated August 1, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006699/e54840_424b3.htm

Prospectus Supplement dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006938/e54968_424b3.htm

Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated August 8, 2013

http://www.sec.gov/Archives/edgar/data/9631/000089109213006939/e54971_424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

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Investor Suitability

The Notes may be suitable for you if:

•            You fully understand the risks inherent in an investment in the Notes, including the risk of losing a substantial portion of your initial investment.

•            You can tolerate a loss of your initial investment.

•            You believe that the Reference Asset will appreciate over the term of the Notes and that the appreciation is likely to exceed the Breakeven Level.

•            You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.

•            You do not seek current income from your investment.

•            You are comfortable with the limited performance history of the Reference Asset, as the current methodology of the Reference Asset was launched recently and it does not have an established performance record.

•            You are willing to hold the Notes to maturity, a term of 36 months, and accept that there may be little or no secondary market for the Notes.

•            You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•            You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing a substantial portion of your initial investment.

•            You require an investment designed to guarantee a full return of principal at maturity.

•            You cannot tolerate a loss of a substantial portion of your initial investment.

•            You believe that the level of the Reference Asset will decline during the term of the Notes, or you believe the Reference Asset will not appreciate over the term of the Notes beyond a Breakeven Level.

•            You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.

•            You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.

•            You are uncomfortable with the limited performance history of the Reference Assets, as the current methodology of the Reference Asset was launched recently and you prefer to invest in a Reference Asset that has an established performance record.

•            You are unwilling to hold the Notes to maturity, a term of 36 months, or you seek an investment for which there will be a secondary market.

•            You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Notes.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•      the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•      the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due date”) and ending on the third Business Day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•      A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•      P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

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If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 21 of the accompanying prospectus.

Tax Redemption

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes; or

  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Notes to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Notes are not redeemable prior to their maturity.

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Hypothetical Payments AT MATURITY On the Notes

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Index and the related effect on the Payment Amount. The following hypothetical examples illustrate the payment you would receive on the Stated Maturity Date if you purchased $1,000 in Principal Amount of the Notes with an Original Issue Price of $1,030.00. Numbers appearing in the examples below have been rounded for ease of analysis.

Final Index Return (1)	Redemption Amount per $1,030.00 Issue Price of the Notes (1)	Percentage Gain (or Loss) per $1,030.00 Original Issue Price of the Notes
40.00%	$1,390.00	34.95%
30.00%	$1,290.00	25.24%
20.00%	$1,190.00	15.53%
10.00%	$1,090.00	5.83%
4.00% (2)	$1,030.00	0.00%
0.00% (3)	$990.00	-3.88%
-10.00%	$890.00	-13.59%
-20.00%	$790.00	-23.30%
-30.00%	$690.00	-33.01%
-40.00%	$590.00	-42.72%

(1) For the avoidance of doubt, in order to reflect the true breakeven level, the calculation of the Final Index Return above does not account for any reduction due to Index Adjustment Amounts paid during the tenor of the Notes.

(2) For you to receive a Payment Amount greater than the Original Issue Price of the Notes, the Final Index Return must be greater than the Breakeven Level of 4.00% due to the effect of both the aggregate Index Adjustment Amounts and the Original Issue Price being greater than the $1,000 in Principal Amount you purchased.

(3) If the Index Return is not at least 4.00%, you will lose some or all of your initial investment in the Notes.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding

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the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Risk of Loss at Maturity

Any payment on the Notes at maturity depends on the Final Index Return of the Reference Asset. The Bank will only repay you the full Principal Amount of your Notes if the Final Index Return is equal to or greater than 4.00%. If the Percentage Change is less than 4.00%, meaning the percentage increase from the Initial Level to the Final Level is less than the 4.00%, you will lose a significant portion of your initial investment. Accordingly, you may lose a substantial portion of your investment in the Notes if the percentage increase from the Initial Level to the Final Level is less than 4.00%.

The Notes Differ from Conventional Debt Instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Notes will not bear interest and, accordingly, you will not receive any interest payments on the Notes.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

The Reference Asset is not the same as the Raymond James Analyst Current Favorites List

The Index is based on, but is not the same as, the Raymond James Analyst Current Favorites List (the “List”). For example, the Index will weight stocks included in the List and rebalance those stocks on a monthly basis, giving more weight to more liquid stocks. The List does not reflect a liquidity weighting. The Index will also be adjusted for corporate events, such as stock splits, that would have no effect on the List. Also, the List will be updated more frequently than the Index; the Index will be rebalanced on a monthly basis, while the List can change on a daily basis.

The Index reflects the high degree of discretion involved in choosing companies for the List

The List is a discretionary research-based list of companies. One of the criteria for including any company in the List is that it is rated either “Strong Buy” (SB-1) or “Outperform” (MO2). These ratings are discretionary on the part of Raymond James & Associates analysts, and necessarily involve predictive elements. Similarly situated research analysts at other investment banks, reviewing the same universe of potential companies, could disagree with the choice of any company included in the List. Because the Index is based on the List, this element of discretion, with its potential for error, is reflected in the Index.

The Bank of Nova Scotia has no involvement in the Index

The Index is a proprietary index created by Raymond James & Associates, Inc. (the "Index Sponsor"). We have no involvement in the creation of the Index, its calculation, the List, or the selection of securities to be included in the Index or the List.

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There are uncertainties regarding the Index because of its limited performance history

The current methodology of the Index was created in September 2013. Any Index performance data prior to September 2013 is hypothetical and is based on the application of the Index's current methodology to past historical data. Consequently, any Index performance data prior to September 2013 is created with the benefit of hindsight and cannot be used to predict future results. In addition, any pre-June 2012 performance data does not fully include the 2008 financial crisis and may not fully reflect the impact of that stressed period. The Index's past historical performance is very limited, and no future performance of the Index can be predicted.

Only customers of Raymond James & Associates may access a current list of the Reference Shares

The list of Reference Shares comprising the components of the Index is proprietary to Raymond James & Associates. Consequently, if you are not a customer of Raymond James & Associates, you will not be able to access the then-current list of Reference Shares or their weightings. An absence of information about the Reference Shares may have an adverse effect on your ability to transfer the Notes in the secondary market, if any.

There are risks relating to Raymond James & Associates equity securities ratings

The Index is based on the List, which consists of equity securities rated SB-1 or MO2 by Raymond James & Associates analysts. Changes in the ratings methodologies or in the scope of equity research by Raymond James & Associates may have an adverse effect on the List and, consequently, the Index.

•	There are currently four rating categories used by Raymond James & Associates analysts, with SB-1 and MO2 being the highest and second-highest ratings, respectively. There is no assurance that Raymond James & Associates will continue to use a rating system substantially similar to that currently used by it, or that its highest and second-highest ratings of equity securities will continue to be referenced as ”Strong Buy” and “Outperform.”
•	There are no assurances that Raymond James & Associates will continue to provide equity research to the degree currently provided by it, or that it will continue to provide research services at all. Raymond James & Associates may decrease (i) the number of equity analysts that it employs; (ii) the number of covered industries or (iii) the number of covered issuers within an industry.
•	In the event that an analyst leaves Raymond James & Associates, all securities covered by that analyst are placed “under review.” Any such securities included in the Index would be removed during the next rebalancing period, despite the fact that expectations regarding such security’s performance may be unchanged. Following such review, another Raymond James & Associates analyst could subsequently rate such security SB-1 or MO2; in which event such security would be included in the Index during the next rebalancing period. The removal and later inclusion of the same security in the Index may have an adverse effect on the level of the Index.
•	Raymond James & Associates may have published, and in the future may publish, research reports on one or more of the issuers of equity securities included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding such equity securities, notwithstanding the maintenance by Raymond James & Associates of an SB-1 or MO2 rating on such securities.
•	Activities by Raymond James & Associates in other areas of its business, such as underwriting and advisory engagements, may prevent the equity analysts from publishing or updating research on the companies that are the subject of such engagements. Management, legal or compliance personnel of Raymond James & Associates may determine to suspend or restrict research coverage on certain companies from time to time or at any time. The Index would continue to track securities that are and continue to be rated SB-1 or MO2 during the period of such research restrictions, notwithstanding that such securities could be downgraded upon the termination of such restrictions and the publication of current research reports.
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•	Areas of Raymond James & Associates other than its analyst group may, from time to time, provide services to, and receive compensation from, any of the companies included in the Index. Raymond James & Associates may also periodically invest in the securities of, or derivative securities relating to, the equity securities of the companies included in the Index. These activities may have a negative effect on the price of the equity securities of the companies included in the Index and the level of the Index. In providing these services and making these investments, Raymond James & Associates is under no obligation to consider the interests of the holders of the notes or the effect of these activities on the level of the Index.
•	Federal and state securities laws and rules and regulations of the SEC and of other regulatory agencies may prevent an analyst from timely communicating to investors a change in sentiment pertaining to a security included in the Index.

The Index may, at times, lack industry, market capitalization or geographic diversification

The Index methodology does not require diversity in any particular industry, geographic area or market capitalization of any particular company. The Index weights its components solely by liquidity. Consequently, from time to time, the Index may be concentrated in highly liquid equity securities of companies in a particular industry, sector or geographic area (which may be outside of the United States), and also may contain a high percentage of companies with a similar market capitalization. These potential concentrations may have an adverse effect on the level of the Index if, for example, a negative event occurs in a particular industry, segment or geographic area.

Undocumented events may require an adjustment to the calculation of the Index

At any time during the term of the notes, the daily calculation of the Index level may be adjusted in the event that the Index calculation agent determines that an undocumented event has occurred. Any such undocumented event may have an adverse impact on the level of the Index or the manner in which it is calculated. See “Information Regarding the Reference Asset — Undocumented Events.”

There are potential conflicts of interest between you and the Calculation Agent

Scotia Capital, Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the notes. The Calculation Agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the level of the Index and the value of the notes.

The Notes are Subject to Market Risk

The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset constituent stocks, and the extent to which the Final Index Return is positive or negative. The levels of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other Than the Valuation Date

The Payment at Maturity will be based on the Final Level (subject to adjustments as described herein).  Therefore, for example, if the closing level of the Reference Asset declined substantially as of the Valuation Date compared to the Trade Date, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the closing level of the Reference Asset prior to the Valuation Date.  Although the actual level of the Reference Asset at maturity or at other times during the term of the Notes may be higher than the Final Level, you will not benefit from the closing level of the Reference Asset at any time other than the Valuation Date.

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If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the Reference Asset or the Reference Asset constituent stocks. Changes in the levels of the Reference Asset or the Reference Asset constituent stocks may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Notes is Not the Same as Holding the Reference Asset Constituent Stocks

Holding the Notes is not the same as holding the Reference Asset constituent stocks. As a holder of the Notes, you will not be entitled to the voting rights or other rights that holders of the Reference Asset constituent stocks would enjoy.

No Assurance that the Investment View Implicit in the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. The Final Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset constituent stocks in particular, and the risk of losing all or some of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset constituent stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Notes.  Certain periods of historical performance of the Reference Asset or the Reference Asset constituent stocks would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement or to the historical performance of the Reference Asset. We cannot predict the future performance of the Reference Asset.

Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Notes

The policies of the Index Sponsor concerning additions, deletions and substitutions of the Reference Asset constituent stocks and the manner in which the Index Sponsor takes account of certain changes affecting those Reference Asset constituent stocks may adversely affect the level of the Reference Asset. The policies of the Index Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Index Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of the Notes.

The Bank Cannot Control Actions by the Index Sponsor and the Index Sponsor Has No Obligation to Consider Your Interests

The Bank and its affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Index Sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of your Notes.

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Note, (ii)

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volatility of the level of the Reference Asset and the market’s perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, because the provisions of the Note relating to the Payment at Maturity behave like options, the value of the Note will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

Early Redemption Fees will Further Reduce Any Amounts Due to You When You Sell Your Notes Prior to Maturity

Fees charges for Early Redemption will further reduce any amounts due to you when you sell your Notes prior to maturity. The closer to the Original Issue Date you decide to redeem your Notes, the greater the Early Redemption Fee will be.

The Notes Lack Liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Notes from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

The Bank’s Estimated Value of the Notes Is Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors.  The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes through a third party hedge provider, are included in the original issue price of the Notes.  These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Notes.  As the purchase price of the Notes is above par, the market value of your Notes may suffer even a greater decline in the secondary market. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and may Differ from Others’ Estimates

The Bank’s estimated value of the Notes was determined by reference to the Bank’s and third party hedge provider’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s and third party hedge providers’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

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Hedging Activities by the Bank May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our respective affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Valuation Date.

The Bank or one or more of our respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the level or price of the Reference Asset or the Reference Asset constituent stocks. Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset constituent stocks—and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank, or our respective affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

Market Activities by the Bank, Scotia Capital (USA) Inc. for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

The Bank, Scotia Capital (USA) Inc. and our respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, and/or our affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Notes. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Notes, and you should expect that our interests and those of our affiliates, or our clients or counterparties, will at times be adverse to those of investors in the Notes.

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank and our respective affiliates will offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Bank, Scotia Capital (USA) Inc. and Our Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Reference Asset Constituent Stocks

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, and our respective affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us or our affiliates may have

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access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

Other Investors in the Notes May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as Noteholders. Further, other investors may enter into market transactions with respect to the Notes, assets that are the same or similar to the Notes, assets referenced by the Notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Notes or in respect of the Reference Asset.

The Calculation Agent Can Postpone the Valuation Date for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Valuation Date, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Valuation Date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the Valuation Date will not be postponed by more than seven scheduled trading days. Moreover, if the Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Valuation Date, and the Calculation Agent will determine the applicable Final Level that must be used to determine the Payment at Maturity. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-18 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

There Is No Affiliation Between Any Constituent Stock Issuers or the Reference Asset Sponsor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Reference Asset Sponsor

The Bank, Scotia Capital (USA) Inc., and our respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset constituent stocks. Nevertheless, none of us or our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the other Reference Asset constituent stocks. Before investing in the Notes you should make your own investigation into the Reference Asset and the issuers of the Reference Asset constituent stocks. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

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Information Regarding The Reference Asset

The Raymond James Analyst Current Favorites Total Return Index (the “Index”) is a proprietary index that is intended to track the performance of the Raymond James Analyst Current Favorites List of stocks or other exchange-traded securities, on an adjusted basis. The rules for constructing and rebalancing the Index were developed by Raymond James & Associates, Inc. The Index level is calculated and published by Bloomberg LP (the “Index Calculation Agent”).

The Index is the exclusively property of, and currently sponsored by, the Index Sponsor, which has contracted with the Index Calculation Agent to maintain the Index. The Index Sponsor retains final discretion as to the manner in which any calculations are performed and in which the Index is constructed, and may supplement, amend, revise the rules for maintaining the Index at any time and without prior notice and may terminate the Index. The Issuer has no involvement in creation, calculation or maintenance of Index.

The issuers of the securities comprising the Index are not in any way sponsored by or affiliated with the Index Sponsor or the Index Calculation Agent. None of the Index Sponsor or the Index Calculation agent has any obligation to take the needs of any person into consideration in composing, determining, rebalancing or calculating the Index (or causing the Index to be calculated). In addition, none of the Index Sponsor or the Index Calculation Agent makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Index and/or the value of the Index at any particular time on any particular day, or otherwise, and none of the Index Sponsor or the Index Calculation Agent shall be liable, whether in negligence or otherwise, to any person for any errors or omissions in the Index or the calculation of the Index or under any obligation to advise any person of any errors or omissions therein.

Except as stated herein with respect to the inclusion of dividends in the total return calculation of the Index, an investment in a security referencing the Index does not entitle the investor to any dividends, voting rights, or other ownership interest in respect of the securities comprised within the Raymond James Analyst Current Favorites List or the Raymond James Analyst Current Favorites Total Return Index.

Selection of the Index Components

The Raymond James Analyst Current Favorites Total Return Index is based on, but may not be the same as, the Raymond James Analyst Current Favorites List. The Index is subject to adjustments, rebalancings and other calculations that may cause it to differ (sometimes significantly) from the composition of the Raymond James Analyst Current Favorites List at any given time, as explained below.

Raymond James Analyst Current Favorites List

Raymond James & Associates, Inc. regularly publishes proprietary research, including the Raymond James Analyst Current Favorites List. The Raymond James Analyst Current Favorites List is a discretionary research-based list of companies that meet certain criteria. In order for a Raymond James analyst to add a company to the Analyst Current Favorites list, the company must (1) be the subject of regular research coverage; (2) be eligible to use a registration statement on Form S-3 (or Form F-3) on a primary basis; (3) have its common equity (or equivalent listed capital stock) trading at an average daily trading volume of at least $1 million; (4) have a public float of at least $150 million; (5) not be the subject of any watch list or other compliance related hold at Raymond James; and (6) have its stock rated by analysts at Raymond James as either a “strong buy” or an “outperform.”

The Raymond James Analyst Current Favorites List may include the securities of a company organized outside the United States that are listed or quoted on a U.S. securities exchange. The Raymond James Analyst Current Favorites List also may include securities of real estate investment trusts (“REITs”), master limited partnerships (MLPs), and business development companies (“BDCs”). Convertible notes, warrants, rights, and tracking stocks do not qualify for inclusion in the Raymond James Analyst Current Favorites List.

A “strong buy” rating for stocks refers to a stock that is expected to appreciate, produce a total return of at least 15%, and outperform the S&P 500® Index over the next 6 to 12 months. For securities such as REITs and MLPs, a total return of at least 15% is expected to be realized over the next 12 months. An “outperform” rating for stocks refers to a stock that is expected to appreciate and outperform the S&P 500® Index over the next 12 to 18 months. For securities such as REITs and

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certain MLPs, an outperform rating is used for securities where Raymond James is comfortable with the relative safety of the dividend and expects a total return that modestly exceeds the dividend yield over the next 12 to 18 months. Additional information regarding research analyst ratings is available at http://www.raymondjames.com/rsch_how.htm.

The Raymond James Analyst Current Favorites List is updated regularly by Raymond James research analysts. Raymond James research analysts may remove or add a security to the Raymond James Analyst Current Favorites List at any time; however, from time to time, research analysts may be subject to compliance-related restrictions that may affect their ability to remove or add a security.

The Raymond James Analyst Current Favorites List is not intended to be a diversified list—for example, the Raymond James Analyst Current Favorites List is not constructed to reflect or achieve any particular industry diversification, geographic diversification, market capitalization diversification, or other diversification, nor is the Raymond James Analyst Current Favorites List weighted or otherwise adjusted.

Raymond James Analyst Current Favorites Index

The Index is intended to track the performance of the Raymond James Analyst Current Favorites List, on an adjusted basis. However, the Index is subject to a number of modifications that result in differences (sometimes significant) between the Index and the Raymond James Analyst Current Favorites List. You should not consider an investment in a security tracking the Index as equivalent to an investment in each of the components of the Raymond James Analyst Current Favorites List. We set out below the Index rules relating to the construction and rebalancing of the Index. You should read carefully the Index description and the rules relating to the construction of the Index.

Weightings: As of each Reference Date (as defined below), the constituents in the Raymond James Analyst Current Favorites List (the “Index Components”) are initially equal dollar weighted by equally dividing the total Index Reference Notional among the Index Components, then adjusted by applying the liquidity adjustment mechanism described below. The initial Index Reference Notional will be $150 million, and thereafter on any Reference Date will equal the then-current notional amount represented by the Index based on the current market prices of each Index Component at their respective weightings as of the prior Reference Date. At no time will the Index include a single security that represents more than 30% of the Index’s weighting.

For each Index Component i:

The Index Component Share Price is the official closing price of the Index Component on the applicable Reference Date.

Liquidity Adjustment: No Index Component may have a weighting that corresponds to a number of shares exceeding 15% of that Index Component's average trading volume for the past 30 calendar days (“30-day ADTV”). The number of shares corresponding to an Index Component’s weighting is calculated by dividing that Index Component’s weighting by the closing price of a share of the Index Component on the relevant Reference Date. To the extent that the weighting of an Index Component is limited as a result of this liquidity adjustment mechanism, the difference between the equal weighting and the adjusted weighting will be reallocated equally among all the other Index Components. Subsequently, the liquidity adjustment mechanism will be re-applied to all post-adjustment weightings.

If, for any Index Component, the Index Component Weighted Shares exceeds 15% of that Index Component's 30-day ADTV, then, for that Index Component j:

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Subsequently:

Summing over every Index Component j for which a liquidity adjustment was necessary.

Then for each Index Component i for which a liquidity adjustment was not necessary:

The liquidity adjustment methodology will then be repeated to ensure that no Adjusted Index Component Weighted Shares exceeds 15% of that Index Component's 30-day ADTV, provided that no Adjusted Index Component Weight shall exceed 30% of the Index Reference Notional.

Scheduled Rebalancing: Other than for Special Rebalancing described below, the Index will be rebalanced monthly. On or before the Reference Date for any Scheduled Rebalancing, the Index Sponsor will provide to the Index Calculation Agent the list of securities comprising the then-current Raymond James Analyst Current Favorites List and the weightings for the Index Components on such Reference Date. At rebalancing, Index Components may be added or dropped based on the then-current composition of the Raymond James Analyst Current Favorites List. The Reference Date is the last Trading Day (as defined below) of the prior month for purposes of determining the Index Components based on the then-published Raymond James Analyst Current Favorites List and the weightings for the Index Components. If an Index Component is downgraded by Raymond James & Associates and is no longer part of the Raymond James Analyst Current Favorites List following a rebalancing and prior to the next Scheduled Rebalancing, that Index Component will remain a constituent of the Index until the next rebalancing date following the downgrade. If an Index Component is upgraded by Raymond James & Associates and added to the Raymond James Analyst Current Favorite List between rebalancing dates, it will only be added to the Index on the subsequent rebalancing date.

Prior to each Scheduled Rebalancing and each Special Rebalancing, the Index Sponsor will provide the Index Calculation Agent with a list of Index Components, initial weighting of each Index Component and any liquidity adjustments. The Index Calculation Agent will subsequently implement the rebalancing, make any adjustments required as a result of corporate actions, as described below, and calculate the level of the Index.

A “Trading Day” is a day, as determined by the Index Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the NYSE, NASDAQ, the Chicago Mercantile Exchange, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market.

Only customers and licensees of Raymond James & Associates will have access to the then-current list of Index Components and their respective weightings.

Market Disruptions: If the closing price of any Index Component is not available on any Trading Day, the Index Calculation Agent will use that Index Component’s last available closing price to calculate the level of the Index.

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Minimum Number of Stocks: At no time will the Index be comprised of fewer than 15 component stocks. The Index will be suspended if at any time there are fewer than 15 component stocks.

Corporate Actions: The Index will be subject to review and immediate adjustment to account for changes, or operational adjustments to the components necessitated by extraordinary corporate actions, including mergers, takeovers, spin-offs, delistings, bankruptcy filings and other similar events involving the companies that are Index Components.

Special Rebalancing: Operational adjustments may occur between Scheduled Rebalancings if a specific corporate event makes an existing Index Component ineligible. If an Index Component is removed because it is no longer eligible, the Index Sponsor will notify the Index Calculation Agent of such removal. The Index Calculation Agent will perform a rebalancing of the Index on the second Trading Day following receipt of such Notice. The weight of the Index Component that was dropped will be reallocated equally among all the other Index Components, as described below, subject to the liquidity adjustment mechanism described above.

The value of the Index at any time at which a value is published is determined by a fraction, (a) the numerator of which is the market capitalization of the Index as of such date, and (b) the denominator of which is a “Divisor.” A "Divisor" is a number determined by the Index Calculation Agent in its sole and reasonable discretion used for the calculation of the value of the Index as a basis for comparability across time and used as the starting point for adjustments that need to be made due to changes in the Reference Shares. The Divisor is adjusted as necessary, as described below, to avoid distortions that are caused by corporate actions that affect the share capital of the Index Components. The Divisor is also adjusted to account for ordinary cash dividend and any special cash or non-cash dividends.

The Index handles corporate actions in the manner detailed in the table below.

Action	Constituent Adjustment	Index Divisor Adjustment
Stock split	Securities are adjusted by the share split adjustment factor	No
Stock dividend	Securities are adjusted by the stock dividend adjustment factor.	No
Rights issue	Securities are adjusted by amount of rights offering.	Yes
Spin-off	No adjustment	Yes
Special cash dividend	No adjustment	Yes

Dividends: The Index will track the performance of the Raymond James Analyst Current Favorites List, as adjusted, on a total return basis. The total return calculation includes reinvestment of dividends on the ex-date. Notwithstanding any other potential adjustment events hereunder, on any ex-date for an Index Component, no adjustments or rebalancings will be made with respect to any Index Component that has not had an ex-date occur on such date.

Spin-off: A new issue spun off by an Index Component will be automatically added to the Index from the spin-off date until the next rebalancing date. A new Divisor will be calculated by multiplying the then-current Divisor by the quotient of the post spin-off Index Notional Value divided by the pre spin-off Index Notional Value. At the next rebalancing date, the spun-off

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entity will become subject to the rules of the Raymond James Analyst Current Favorites List and may be removed as an Index Component if it is not added to the Raymond James Analyst Current Favorites List.

Mergers and Acquisitions: If a constituent acquires or merges with a new entity, the constituent entity (or merged entity as the case may be) will remain in the Index until the next rebalancing date. At the next rebalancing date, the new entity will become subject to the rules of the Raymond James Analyst Current Favorites List and may be removed as an Index Component if it is not added to the Raymond James Analyst Current Favorites List.

Share Repurchase/Offering: If an Index Component issues or repurchases its own securities, the new share capital structure will be considered at the next rebalancing. No Divisor adjustment is necessary.

Delisting, Bankruptcy, and Financial Distress: If an Index Component is delisted by its principal exchange, enters bankruptcy proceedings, or is under extreme financial distress, the security is removed from the Index immediately upon the determination by the Index Calculation Agent that such event has occurred and a Special Rebalancing occurs. Exceptions are made on a case-by-case basis. For example, a security might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties. Upon deletion a Divisor adjustment is made to reflect the decrease in market value.

Change of Principal Exchange: The Index Component will be removed from the Index if its principal exchange ceases to be the NYSE, NYSE MKT, or NASDAQ exchange. The deletion triggers a Special Rebalancing immediately upon the determination by the Index Calculation Agent that such event has occurred.

Undocumented Events: Any matter arising from undocumented events will be resolved at the discretion of the Index Sponsor.

Index Data: The Index level is published by Bloomberg under the ticker RJACFTR Index on each Trading Day after the end of the Trading Day. The inception date of the Index is January 14, 2009, and its history starts from that date with a base level of 1,000. For all periods prior to the September 2013 Reference Date, the Index Calculation Agent has retrospectively calculated the levels using liquidity adjustment methods that vary from the methodology that will be employed from the September 2013 Reference Date going forward. As a result, any hypothetical historical data from inception through the September 2013 Reference Date will not be directly comparable to the data going forward, and may be of limited value to you in analyzing and considering the indicative Index performance. Index levels, including hypothetical historical data, will be available on Bloomberg.

Calculation Agent: Bloomberg is the calculation agent for the Index.

Announcements: Announcements of changes to the Index or to the Index methodology will be published by the Index Sponsor within 14 days following the implementation of any such change.

Holidays: The Index is calculated only when U.S. equity markets are open.

License Agreement

Raymond James Financial, Inc. and The Bank of Nova Scotia (the “Bank”) have entered into a non-exclusive license agreement, granting the Bank, and certain of its affiliates, in exchange for a fee, permission to use the Raymond James Analyst Current Favorites Total Return Index in connection with the offer and sale of the Notes. The Bank is not affiliated with Raymond James; the only relationship between Raymond James and the Bank is the licensing of the use of the Raymond James Analyst Current Favorites Total Return Index (a trademark of Raymond James) and trademarks relating to the Raymond James Analyst Current Favorites Total Return Index. The Bank does not accept any responsibility for the calculation, maintenance or publication of the Raymond James Analyst Current Favorites Total Return Index or any successor index.

The Notes are not sponsored, endorsed, sold or promoted by Raymond James Financial, Inc., or its subsidiaries or affiliates (collectively “RJF”). RJF makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the

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Raymond James Analyst Current Favorites Index (the “Index”) to track general stock market performance. RJF’s only relationship to the Bank is the licensing of certain trademarks and trade names of RJF and of the Index, which is determined, composed and calculated by RJF without regard to the Bank or the Notes. RJF and its third party licensors have no obligation to take the needs of the Bank or the owners of the Notes into consideration in determining, composing or calculating the Index. RJF is not responsible for and has not participated in the determination of the prices and amount of the Notes or in the determination or calculation of the equation by which the Notes is to be converted into cash. RJF has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RJF DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICAITONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. RJF SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. RJF MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL RJF BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The marks RAYMOND JAMES, RJF, RAYMOND JAMES ANALYST CURRENT FAVORITES, and RAYMOND JAMES ANALYST CURRENT FAVORITES INDEX are trademarks of Raymond James Financial, Inc., and have been licensed for use by the Bank.

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The Bank’s Estimated Value of the Notes

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (i) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (ii) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risks—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risks—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. The difference between the estimated value and the original issue price of Notes sold above par will be even greater than that of the Notes sold at par. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risks—The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and, as part of the distribution of the Notes, will reoffer the Notes to third-party distributors at a discount and with an underwriting commission of $25.00 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes.. Scotia Capital (USA) Inc. will also receive a structuring and development fee of up to $0.50 per $1,000 Principal Amount of Notes.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia

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Capital Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc. and its affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Certain Canadian Income Tax Consequences

See “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” at page S-24 of the Prospectus Supplement dated August 8, 2013.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Because the reference asset is the type of financial asset described under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), while the matter is not entirely clear, there exists a substantial risk that an investment in the Notes is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder (as defined in the prospectus) in respect of a note will be recharacterized as ordinary income. U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders—Potential Application of the 'Constructive Ownership' Rules” in the product prospectus supplement.

For a more detailed discussion of the United States federal income tax consequences with respect to your Notes, you should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the discussion set forth in “United States Taxation” of the accompanying prospectus. In particular, U.S. holders (as defined in the prospectus) should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement and non-U.S. holders (as defined in the prospectus) should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

We will not attempt to ascertain whether the issuer of any of the Reference Asset constituent stocks would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the Reference Asset constituent stocks and consult your tax advisor regarding the possible consequences to you in this regard.

Because other characterizations and treatments are possible the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully review the discussion set forth in “Alternative Treatments” in the product prospectus supplement for the possible tax consequences of different characterizations or treatment of your Notes for U.S. federal income tax purposes. It is possible, for example, that the Internal Revenue Service (“IRS”) might treat the Notes as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. Alternatively, the IRS may treat the Notes as a series of derivative contracts, each of which matures on the next rebalancing date of the reference asset, in which case you would be treated as disposing of the Notes on each rebalancing date in return for a new derivative contract that matures on the next rebalancing date, and you would recognize capital gain or loss on each rebalancing date.

The IRS has also issued a notice that may affect the taxation of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what

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guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue ordinary income currently and this could be applied on a retroactive basis. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Non-U.S. Holders. Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments or adjustments for extraordinary U.S.-source dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents subject to U.S. withholding tax. To the extent any final regulations may impose a withholding tax on payments or adjustment made on the Notes on or after January 1, 2014 that are treated as U.S.-source dividend equivalents, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, non-U.S. holders may be required to provide certifications prior to or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF NOTES AND RECEIVING PAYMENTS UNDER THE NOTES.

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